Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Investor Relations & Media Contact: Satya Chillara (408) 213-0939 schillara@aemetis.com

Aemetis, Inc. Reports First Quarter 2017 Financial Results

CUPERTINO, Calif. – May 11, 2017 - Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three months ended March 31, 2017.

"During the first quarter, ethanol revenues increased by 12% on higher ethanol volume and prices compared to the first quarter of 2016, but gross margins were negatively impacted by an increase in feedstock costs due to an unusually wet winter in California and the resulting higher rail costs," stated Eric McAfee, Chairman and CEO of Aemetis. "During the second quarter, rail costs have returned to more normal levels and ethanol margins have improved as corn prices remain moderated. Our business in India has entered a growth phase by recently winning a biodiesel supply contract with domestic Oil Marketing Companies in India, and we are finalizing an international biodiesel supply contract with a major oil company. These new customers are in addition to our existing bulk and fleet customers in India."

Today, Aemetis will host an earnings review call at 11:00 am Pacific (PT). For details on the call, visit: http://www.aemetis.com/investors/conference-call/

Financial Results for the Three Months Ended March 31, 2017

Revenues were $31.6 million for the first quarter of 2017, compared to $33.3 million for the first quarter of 2016. Increases in ethanol production and average selling prices resulted in an additional $1.9 million of revenue, which was offset by $3.6 million of lower volumes of biodiesel sales, resulting in lower revenues during the first quarter as compared to the same period in 2016. Gross loss for the first quarter of 2017 was $0.6 million, compared to gross profit of $2.1 million during the first quarter of 2016. During the first quarter, gross margins declined due to higher feedstock costs, principally from rail dislocation associated with wet winter weather in California and lower distillers grains prices.

Selling, general and administrative expenses were $3.3 million in the first quarter of 2017, compared to $3.0 million in the first quarter of 2016. The increase in selling, general and administrative expenses was driven by an increase in share based compensation compared to the same period of the prior year.

Operating loss was $4.0 million for the first quarter of 2017, compared to operating loss of $1.0 million for the same period in 2016.

Net loss was $8.5 million for the first quarter of 2017, compared to net loss of $5.1 million for the first quarter of 2016.

Adjusted EBITDA loss for the first quarter of 2017 was $2.4 million, compared to Adjusted EBITDA of $250 thousand for the same period in 2016.

Cash at the end of the first quarter was $231 thousand compared to $1,486 thousand at the close of 2016.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of second-generation ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 60 million gallon per year ethanol production facility in the California Central Valley near Modesto. Aemetis also owns and operates a 50 million gallon per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis operates a research and development laboratory at the Maryland Biotech Center, and holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, depreciation expense and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, expectations for growth in India, the impact that the recent regulatory changes in India will have on our business expectations for uses of EB-5 funding and expectations for receipt of additional EB-5 funding.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share data)

	Three months ended
	March 31
	2017	2016
Revenues	$31,574	$33,326
Cost of goods sold	32,161	31,240
Gross profit/(loss)	(587)	2,086

Research and development expenses	86	97
Selling, general and administrative expenses	3,295	2,999
Operating income/(loss)	(3,968)	(1,010)

Other expense/(income)
Interest rate expense	2,842	2,678
Amortization expense	1,683	1,355
Other expense	28	64
Income/(loss) before income taxes	(8,521)	(5,107)

Income tax expense	6	6

Net income/(loss)	$(8,527)	$(5,113)

Net income/(loss) per common share
Basic	$(0.43)	$(0.26)
Diluted	$(0.43)	$(0.26)

Weighted average shares outstanding
Basic	19,776	19,648
Diluted	19,776	19,648

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(unaudited, in thousands)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$231	$1,486
Accounts receivable	1,004	1,557
Inventories	2,784	3,241
Prepaid and other current assets	911	761
Total current assets	4,930	7,045
Property, plant and equipment, net	65,670	66,370
Intangible and other assets	4,377	4,395
Total assets	$74,977	$77,810

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$7,812	$7,842
Current portion of long term debt, notes and working capital	12,855	11,409
Mandatorily redeemable Series B convertible preferred stock	2,869	2,844
Other current liabilities	5,465	5,121
Total current liabilities	29,001	27,216
Total long term liabilities	103,815	100,407
Total stockholders' deficit	(57,839)	(49,813)

Total liabilities and stockholders' deficit	$74,977	$77,810

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)

	Three Months Ended
	March 31
	2017	2016
Net Income/(loss)	$(8,527)	$(5,113)
Adjustments:
Interest expense	4,525	4,033
Depreciation expense	1,146	1,175
Share-based compensation	409	117
Intangibles and other amortization expense	33	32
Income tax expense	6	6
Total adjustments	6,119	5,363
Adjusted EBITDA	$(2,408)	$250

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended March 31
	2017	2016
Ethanol
Gallons sold (in millions)	13.5	12.8
Average sales price/gallon	$1.75	$1.65

WDG
Tons sold (in thousands)	88.4	87.7
Average sales price/ton	$63	$71

Delivered cost of corn and milo
Bushels ground (in millions)	4.7	4.5
Average delivered cost / bushel	$4.93	$4.46

Biodiesel
Metric tons sold (in thousands)	0.9	6.8
Average Sales Price/Metric ton	$981	$663

Refined glycerin
Metric tons sold (in thousands)	1.2	1.4
Average Sales Price/Metric ton	$680	$568